Exhibit 4.1

SECOND AMENDMENT

This SECOND AMENDMENT (this “Amendment”) dated as of July 1, 2011 by and among SCHOOL SPECIALTY, INC., a Wisconsin corporation (the “Borrower”), the Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, revolving credit and term loan facilities have been extended to the Borrower pursuant to the Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of April 23, 2010 among the Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement; and

WHEREAS, the Required Lenders have agreed to the requested modifications on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2.

Amendments to Credit Agreement.

2.1

The Delay Draw Term Loan Commitments are automatically and permanently reduced by $50 million or such higher amount equal to the amount of the 2006 Convertible Subordinated Notes exchanged immediately prior to the effectiveness of this Amendment.  The amount by which the Delay Draw Term Loan Commitments are reduced shall not be available for conversion to Revolving Commitments pursuant to Section 2.06(d) of the Credit Agreement.

2.2

In Section 2.05(b)(iv) the last sentence shall be amended to read as follows:

For purposes of clarification, an exchange of the 2006 Convertible Subordinated Notes on or prior to the effective date of the Second Amendment that does not result in Net Cash Proceeds to the Borrower or any Subsidiary shall not be subject to this clause (iv) but an exchange of the 2006 Convertible Subordinated Notes by the Borrower or any Subsidiary after the effective date of the Second Amendment shall be subject to Section 2.06(c)(iii).

2.3

Section 2.06(c)(iii) is amended to read as follows:

The Delay Draw Term Loan Commitments shall be automatically and permanently reduced by the amount of any Junior Payment with respect to the 2006 Convertible Subordinated Notes made from a source other than the sources permitted in clause (1) through (3) in Section 8.12(d)(iv)(C).

2.4

Section 8.11(a) is amended to read as follows:

(a)

Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with fiscal quarter ending April 24, 2010, to be greater than the ratio set forth below opposite the applicable fiscal quarter end:

Fiscal Quarter End	Maximum Consolidated Total Leverage Ratio
April 24, 2010	4.50:1.0
July 24, 2010	4.50:1.0
October 23, 2010	4.50:1.0
January 22, 2011	5.00:1.0
April 30, 2011	6.00:1.0
July 30, 2011	Not Tested
October 29, 2011	Not Tested
January 28, 2012	5.50:1.0
April 28, 2012	5.25:1.0
July 28, 2012	5.50:1.0
October 27, 2012	4.50:1.0
January 26, 2013	4.50:1.0
April 27, 2013	4.50:1.0
July 27, 2013	4.50:1.0
October 26, 2013	4.50:1.0
January 25, 2014	4.50:1.0
April 26, 2014	4.50:1.0

2.5

Section 8.11(b) is amended to read as follows:

(b)

Consolidated Senior Secured Leverage Ratio.  Permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with fiscal quarter ending April 24, 2010, to be greater than the ratio set forth below opposite the applicable fiscal quarter end:

Fiscal Quarter End	Maximum Consolidated Senior Secured Leverage Ratio
April 24, 2010	3.50:1.0
July 24, 2010	3.50:1.0
October 23, 2010	3.50:1.0
January 22, 2011	3.50:1.0
April 30, 2011	3.50:1.0
July 30, 2011	Not Tested
October 29, 2011	Not Tested
January 28, 2012	3.00:1.0
April 28, 2012	3.00:1.0
July 28, 2012	3.50:1.0
October 27, 2012	3.00:1.0
January 26, 2013	3.00:1.0
April 27, 2013	3.00:1.0

July 27, 2013	3.00:1.0
October 26, 2013	3.00:1.0
January 25, 2014	3.00:1.0
April 26, 2014	3.00:1.0

2.6

In Section 8.11 a new clause (e) is inserted to read as follows:

(e)

Minimum Consolidated EBITDA.  Permit (i) the Consolidated EBITDA for the period of one fiscal quarter ending July 30, 2011 to be less than $37.0 million and (ii) the sum of Consolidated EBITDA for the period of two fiscal quarters ending October 29, 2011 to be less than $74.0 million.

3.

Conditions Precedent.  This Amendment shall become effective on the date on which each of the following conditions is satisfied:

(a)

The Administrative Agent shall have received counterparts of this Amendment duly executed by each Loan Party and the Required Lenders;

(b)

The Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that (i) the Borrower and its Subsidiaries have no Consolidated Scheduled Funded Debt Payments prior to the date at least 6 months after the Maturity Date (other than (A) up to $50 million of the 2006 Convertible Subordinated Notes and (B) Permitted Consolidated Scheduled Funded Debt Payments) and (ii) the Borrower and its Subsidiaries have no Funded Indebtedness that is subject to a put right exercisable by the holder(s) of such Funded Indebtedness prior to the date at least 6 months after the Maturity Date (other than up to $50 million of the 2006 Convertible Subordinated Notes).

(c)

The Borrower shall have paid to the Administrative Agent, for the account of each Lender that executes this Amendment by 5:00 pm Central time on July 1, 2011, an amendment fee in an amount equal to ten (10) basis points (0.10%) of the sum of (x) the amount of such Lender’s Revolving Commitment after giving effect to this Amendment, (y) the amount of such Lender’s Delay Draw Term Loan Commitment after giving effect to this Amendment and (z) the amount of such Lender’s outstanding Delay Draw Term Loans after giving effect to this Amendment.

(d)

The Borrower shall have paid all fees payable to the Lead Arranger and the Administrative Agent on or before the date hereof.

(e)

The Borrower shall have paid all expenses of the Lead Arranger and the Administrative Agent (including the reasonable, out of pocket fees and expenses of counsel).

4.

Release.  In consideration of the agreements of the Administrative Agent and the Lenders set forth in this Amendment, each of the Loan Parties hereby releases and forever discharges the Administrative Agent, the Lenders and each of the Administrative Agent’s and the Lenders’ predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever arising in connection with the Loan Documents through the date of this Amendment, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which each of the Loan Parties may have or claim to have against any of the Lender Group.

5.

Amendment is a “Loan Document”.  This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

6.

Reaffirmation of Representations and Warranties.  Each Loan Party represents and warrants that after giving effect to this Amendment () the representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof (except those that expressly relate to an earlier period) and () no Default exists.

7.

Reaffirmation of Obligations.  Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.

8.

Reaffirmation of Security Interests.  Each Loan Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment shall in no manner impair or otherwise adversely effect any of the Liens granted in or pursuant to the Loan Documents.

9.

No Other Changes.  Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

10.

Counterparts; Delivery.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.  Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.

11.

Governing Law.  This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of North Carolina.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Second Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

SCHOOL SPECIALTY, INC. a Wisconsin corporation

By: /s/  David N. Vander Ploeg

Name:

David N. Vander Ploeg

Title:

EVP-CFO

GUARANTORS:

CHILDCRAFT EDUCATION CORP., a New York corporation

CLASSROOMDIRECT.COM, LLC, a Delaware limited liability company

BIRD-IN-HAND WOODWORKS, INC., a New Jersey corporation

SPORTIME, LLC, a Delaware limited liability company

PREMIER AGENDAS, INC., a Washington corporation

FREY SCIENTIFIC, INC., a Delaware corporation

SAX ARTS & CRAFTS, INC., a Delaware corporation

CALIFONE INTERNATIONAL, INC., a Delaware corporation

DELTA EDUCATION, LLC, a Delaware limited liability company

By:/s/  David N. Vander Ploeg

Name:

David N. Vander Ploeg

Title:

Treasurer

[SIGNATURE PAGES FOLLOW]

ADMINISTRATIVE

AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ J. Casey Cosgrove

Name: J. Casey Cosgrove

Title: Director

LENDERS:

BANK OF AMERICA, N.A.,

as a Lender, L/C Issuer and Swing Line Lender

By: /s/ J. Casey Cosgrove

Name: J. Casey Cosgrove

Title: Director

ASSOCIATED BANK, NATIONAL ASSOCIATION

By: /s/ James W. Engel

Name: James W. Engel

Title: Senior Vice President

THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH

By:

Name:

Title:

COMERICA BANK

By: /s/ Heather Whiting

Name: Heather Whiting

Title: Vice President

FIFTH THIRD BANK

By: /s/ Neil G. Mesch

Name: Neil G. Mesch

Title: Vice President

FIRST HAWAIIAN BANK

By: /s/ Dawn Hoffmann

Name: Dawn Hoffmann

Title: Vice President

[SIGNATURE PAGES FOLLOW]

JPMORGAN CHASE BANK, N.A.

By: /s/ Richard Barritt

Name: Richard Barritt

Title: Associate

M&I MARSHALL & ILSLEY BANK

By: /s Leo D. Freeman

Name: Leo D. Freeman

Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Michael Leong

Name: Michael Leong

Title: Senior Vice President

RAYMOND JAMES BANK, FSB

By:

Name:

Title:

RBS CITIZENS, N.A.

By: /s/ Brett Miller

Name: Brett Miller

Title: Vice President

SUNTRUST BANK

By: /s/ Samuel M. Ballesteros

Name: Samuel M. Ballesteros

Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Brett M. Justman

Name: Brett M. Justman

Title: Vice President